Exhibit 3.1

STATEMENT OF DESIGNATIONS OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES B PREFERRED STOCK OF GENCO SHIPPING & TRADING LIMITED

The undersigned, John C. Wobensmith, does hereby certify:

1.          That he is the duly elected and acting Chief Executive Officer, President, and Secretary of Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Corporation”).

2.           That pursuant to the authority conferred by Section 35(5) of the Marshall Islands Business Corporations Act and the Corporation’s Second Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”), the Corporation’s Board of Directors (the “Board”) on October 1, 2025 adopted the following resolution designating and prescribing the relative rights, preferences and limitations of the Corporation’s Series B Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board by the Articles of Incorporation, the Board does hereby establish a series of preferred stock, par value $0.01 per share, and the designation and certain powers, preferences and other special rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

Section 1.            Designation and Amount.  The shares of such series shall be designated as “Series B Preferred Stock”.  The Series B Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall initially be 60,000 which number the Board may from time to time increase or decrease (but not below the number then outstanding).

Section 2.            Proportional Adjustment.  In the event the Corporation shall at any time after the issuance of any share or shares of Series B Preferred Stock (i) declare any dividend on the common stock of the Corporation par value $0.01 per share (the “Common Stock”) payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series B Preferred Stock.

Section 3.             Dividends and Distributions.  Except as prohibited by law or any agreement to which the Corporation is a party:

(a)          Subject to the prior and superior right of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock shall be entitled to receive when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of

Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock.

(b)          The Corporation shall declare a dividend or distribution on the Series B Preferred Stock (or effect an adjustment, as appropriate) as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock).

(c)        Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date immediately preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 4.             Voting Rights.  The holders of shares of Series B Preferred Stock shall have the following voting rights:

(a)         Each share of Series B Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the Shareholders of the Corporation.

(b)         Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of Shareholders of the Corporation.

(c)          Except as required by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5.             Certain Restrictions.

(a)         The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series B Preferred Stock unless concurrently therewith it shall declare a dividend on the Series B Preferred Stock as required by Section 3 hereof.

(b)        Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock; (ii) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided that the Corporation  may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(c)       The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation  could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

Section 6.            Reacquired Shares.  Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein in the Articles of Incorporation as then amended, or in any other Statement of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 7.          Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Company, the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series B Preferred Stock.

Section 8.            Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 9.             No Redemption.  The shares of Series B Preferred Stock shall not be redeemable.

Section 10.           Ranking.  The Series B Preferred Stock shall rank junior to all other series of the Corporation’s preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 11.          Amendment.  The Articles of Incorporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, in addition to such other vote as may be required by the Marshall Islands Business Corporations Act.

Section 12.          Fractional Shares.  Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions, and have the benefit of all other rights of holders of Series B Preferred Stock.

RESOLVED FURTHER, that the Chief Executive officer, the President or any Vice President and the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of this Corporation be, and they hereby are, authorized and directed to prepare and file a Statement of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Marshall Islands law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.”

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IN WITNESS WHEREOF, the Corporation has caused this Statement of Designations to be duly executed on this 1st day of October, 2025.

/s/ John C. Wobensmith
John C. Wobensmith
Chief Executive Officer, President, and Secretary